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                                                                    EXHIBIT 21.1


                            SUBSIDIARIES OF COMPANY

Astarix Institute, Inc., a Delaware corporation
Center Laboratories, Inc., a Delaware corporation
CMG-Heska Allergy Products S.A., a corporation incorporated under the laws of Switzerland
Diamond Animal Health, Inc., an Iowa corporation
Heska AG, a corporation incorporated under the laws of Switzerland
Heska Holding AG, a corporation incorporated under the laws of Switzerland Heska UK Limited, a public limited company organized under the laws of England Sensor Devices, Inc., a Wisconsin corporation